Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of:

•                  our Report of Independent Registered Public Accounting Firm dated February 12, 2014, on the consolidated balance sheets of Kinross Gold Corporation as at December 31, 2013 and December 31, 2012 and the related consolidated statements of operations, comprehensive loss, cash flows and equity for the years ended December 31, 2013 and December 31, 2012; and

•                  our Report of Independent Registered Public Accounting Firm dated February 12, 2014 on Kinross Gold Corporation’s internal control over financial reporting as of December 31, 2013 in the Form F-10/S-4 of Kinross Gold Corporation and certain guarantor subsidiaries dated November 12, 2014 in connection with the offer to exchange all outstanding 5.95% Notes due 2024 issued on March 6, 2014 for up to US$500,000,000 aggregate principal amount of registered 5.95% Notes due 2024 of Kinross Gold Corporation.

/s/ KPMG LLP Chartered Professional Accountants, Licensed Public Accountants
Toronto, Ontario November 12, 2014